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                                     FORM OF

                          CONTRACT HOLDER SERVICES PLAN
                                       OF
                           FFP NEW HORIZONS FUND, INC.

THIS PLAN is adopted by FFP New Horizons Fund, Inc., a Maryland corporation, on behalf of each of its Portfolios listed below, effective as of the -- day of March, 1999.

                         W I T N E S S E T H

WHEREAS, FFP New Horizons Fund, Inc. is an open-end, diversified, management investment company authorized to issue shares in series or portfolios; and

WHEREAS, FFP New Horizons Fund, Inc. has authorized the issuance of shares in each of the five portfolios listed below, each of which has its own distinct investment objectives and policies; and

WHEREAS, FFP New Horizons Fund, Inc. is registering with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940 and is registering interests in each of its portfolios with the Commission under the Securities Act of 1933; and

WHEREAS, THe portfolios offer their shares only as investments under variable annuity contracts or variable life insurance policies; and

WHEREAS, FFP New Horizons Fund, Inc. desires to reimburse and compensate persons who provide services to individuals who have investments in the Portfolios through their variable annuity contracts or variable life policies and who provide distribution services for the Portfolios.

NOW THEREFORE, FFP New Horizons Fund, Inc. hereby adopts this Contractholder Services Plan.

I.    APPLICATION OF THE PLAN

This Contractholder Services Plan (Plan) applies to shares of each of the portfolios (Portfolios) of FFP New Horizons Fund, Inc. (Fund) which are:

FFP Odyssey Venus Portfolio
FFP Century Venus Portfolio
FFP Discovery Venus Portfolio
FFP Millennium Mercury Portfolio
FFP Discovery Mercury Portfolio

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It is understood, however, that this Plan may be applied to each Portfolio separately and may be terminated by any single Portfolio without affecting the application of the Plan to the remaining Portfolios.

II.   SERVICES TO BE PROVIDED

      Broker-dealers who distribute the shares of the Portfolios may provide financial planning and asset allocation services to individuals who hold the variable annuity contracts and variable life insurance policies that use the Portfolios as investment options. The Fund has determined that it is in the best interests of the Portfolios to reimburse these broker-dealers for the costs incurred by them in providing these services. The services are provided through the properly licensed registered representatives of the broker dealer to variable annuity contract or variable life insurance policy owners. The services include:

      1. obtaining information and providing explanations about the risks involved in the various Portfolios used as investment options under the nvariable annuity contracts or variable life insurance policies;

      2. providing information about the different classes of assets held by the different Portfolios;

      3. obtaining information and providing explanations about the investment objectives, policies and strategies of each Portfolio;

      4. holding seminars to educate contract and policy owners about various aspects of the Portfolios;

      5. providing ongoing customer service to variable annuity contract owners and variable life insurance policy holders having an interest in the Portfolios, including providing information about the management and performance of each Portfolio and the individual accounts of each owner in each Portfolio; and

      6. responding to questions about shareholder and contractholder reports, proxy statements or other information provided to contract and policy owners by the Fund.

III.  COMPENSATION

A.    COMPENSATION FOR SERVICES

      Each Portfolio shall pay an amount equal to an annual rate of .25% of its average daily net assets to FFP Securities and/or other broker-dealers, as reimbursement for their costs in providing the services described in Section II, above to the owners of the variable annuity contracts or variable life insurance policies who have assets invested in the Portfolios. All or a portion of these amounts may be paid by the broker-dealers as compensation to the registered representatives who provide the services to the contract and policy owners.
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B.    PAYMENT OF FEES

      The maximum amount of fees payable hereunder and the times when they shall be payable shall be determined by the Board of Directors of the Fund (Board) from time to time. Until the Board determines otherwise, the Portfolios are authorized to pay the full amount of the fees under this agreement for contract and policy owner servicing. The amounts due hereunder shall be payable within 30 days following the end of each quarter for services provided during the prior quarter.

IV.   RELATED AGREEMENTS

This Plan may be implemented by the execution of one or more related agreements between the Fund on behalf of its Portfolios and the broker-dealers, which will be providing the contract or policy owner services or distribution services to the Portfolios. The agreements will be in such form as is approved by a majority of the members of the Board who are not interested persons of the Fund as defined by the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan. The agreements shall be approved initially and shall continue in effect in the same manner and for the same time periods as for the Plan as described in Sections V and VI, below. The agreement shall provide that it may be terminated as described in Section VII, below. The agreements shall require that any party entering into such an agreement with the Fund must agree to provide to the Fund and its Board quarterly reports that include information reasonably necessary for the Board to make an informed determination concerning whether the Plan should be continued. Such information shall include a written report of the aggregate amounts received by the party under the agreement pursuant to this Plan and the amounts spent by such party in providing the services contemplated by the Plan.

V.    EFFECTIVE DATE

This Plan shall become effective on the date approved by the Board, including a majority of the members of the Board who are not interested persons of the Fund as defined by the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan. This Plan shall remain in force and effect through December 31, 1999, unless earlier terminated under the provisions of Section VII.

VI.   RENEWAL

Following the expiration of its initial term, this Plan shall continue in force and effect from year to year, provided that the continuation for each Portfolio is specifically approved at least annually by the Board and by a majority of the directors of the Fund who are not interested persons of the Fund as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan. The approval must be done in person at a meeting specifically called for the purpose of continuing the Plan. The members of the Board who vote to approve the Plan must conclude, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under the applicable provisions of the 1940 Act, that there is a reasonable likelihood that the Plan will benefit each Portfolio, its shareholders and the contractholders having an interest in the Portfolios.

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VII.  TERMINATION

A.    TERMINATION OF THE PLAN

      This Plan may be terminated at any time, for any Portfolio, by:

      1.  the vote of a majority of the members of the Board; or

      2. the vote of a majority of the members of the Board who are not interested persons of the Fund as defined by the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan; or

      3. by the vote of persons holding a majority of the outstanding voting securities of the Portfolio as determined by rules and regulations of the Securities and Exchange Commission.

      Termination of the Plan with respect to any one Portfolio shall not affect the continuation of the Plan with respect to other Portfolios.

B.    TERMINATION OF AGREEMENTS RELATED TO THE PLAN

      Any agreement relating to this Plan as described in Section IV, above, must provide that the agreement can be terminated at any time, by any Portfolio, without the payment of any penalty, on sixty (60) days' written notice to the other party, by:

      1.  the vote of a majority of the Board; or

      2. the vote of a majority of the members of the Board who are not interested persons of the Fund as defined by the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan; or

      3. the vote of persons holding a majority of the outstanding voting securities of the Portfolio as determined by rules and regulations of the Securities and Exchange Commission.

      Any such agreement must also provide that the agreement shall automatically terminate in the event of its "assignment," as that term is defined in the 1940 Act. The termination of a related agreement with respect to any one Portfolio shall not affect the continuation of such agreement with respect to other Portfolios.

VIII. REPORTS

During the term of this Plan, the officers of the Fund shall provide to the Board, at least quarterly, reports containing the information provided by parties entering into agreements with the Fund as described in Section IV of this Plan. The reports may aggregate all amounts paid to all parties pursuant to this Plan and all expenditures by those parties for providing the services required by this Plan. The reports shall also include an analysis and evaluation of the
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information for the purpose of determinng whether the Plan is benefiting the
Portfolios and the Contractholder who have an interest in the Portfolios.

IX.   AMENDMENT

This Plan may be amended by a writing approved by the Board; provided, however, all material amendments must be approved by a majority of the directors of the Fund who are not interested persons of the Fund as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan. Furthermore, any amendments that increase materially the amount to be paid under the Plan by any Portfolio for distribution services, must be approved by the vote of persons holding a majority of the outstanding shares of the applicable Portfolio as determined by rules and regulations of the Securities and Exchange Commission.

X.    NOMINATION OF DIRECTORS

During the term of this Plan, the Board shall establish a nominations committee of the Board that shall have the sole responsibility for selecting and nominating persons to be submitted for election as directors of the Fund who are not interested persons of the Fund as defined by the 1940 Act. All members of the nominations committee must be directors who are not interested persons of the Fund.

XI.   INTERPRETATION

This Plan shall be governed by the laws of the State of Missouri. Any term or provision of this Plan which is the same as or derived from a term or provision included in the 1940 Act shall be interpreted by referring to the 1940 Act and to interpretations of such Act by the United States Courts or by rules, regulations or orders of the Securities and Exchange Commission. In addition, any provision of this Plan that is included based on or as a result of a requirement of the 1940 Act, shall be deemed amended or deleted to the extent that the requirement on which the provision is based is amended or rescinded in the future by rule, regulation or order of the Securities and Exchange Commission.

IN WITNESS WHEREOF, FFP New Horizons Fund, Inc. hereby adopts this Contractholder Services Plan as of the date written in the first paragraph hereof.

FFP NEW HORIZONS FUND, INC. FOR ITSELF AND ITS PORTFOLIOS:

FFP Odyssey Venus Portfolio
FFP Century Venus Portfolio
FFP Discovery Venus Portfolio
FFP Millennium Mercury Portfolio
FFP Discovery Mercury Portfolio

By:     -----------------------------------
        Roy M. Henry, President

ATTEST: -----------------------------------
        Robin H. Rodermund, Secretary                   (SEAL)

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